SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      July 9, 1999
(Date of earliest event reported)  (July 7, 1999)

CTC COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)
          Massachusetts                0-13627         04-2731202
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)    Identification No.)

          220 Bear Hill Rd., Waltham, Massachusetts         02451
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
 (Registrant's telephone number including area code)

 (Former name or former address if changed since last report)


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Item 5.  Other Events

On July 7, 1999, the Registrant issued the following press release:

"CTC Communications and Bell Atlantic Sign Major Resale Agreement

NEW YORK, July 7 -- Bell Atlantic (NYSE: BEL) and CTC Communications Corp. (Nasdaq: CPTL) have signed the largest resale contract entered into by Bell Atlantic and a wholesale customer.

Under the five-year contract, CTC, a telecommunications reseller serving businesses, has agreed to resell a minimum of 225,000 Bell Atlantic local telephone lines in return for additional discounts on Bell Atlantic's wholesale rates.

As part of the agreement, Bell Atlantic will give CTC discounts up to 15 percent above the required wholesale rate in 12 states in Bell Atlantic's region. The contract covers the New England states as well as New York, New Jersey, Pennsylvania, Delaware, Maryland and Virginia.

"CTC is very pleased with this agreement and looks forward to a long and continued business relationship with Bell Atlantic," said Bob Fabbricatore, chairman and chief executive officer of CTC. "This agreement will ensure the continued availability of quality local products for our customers as well as provide higher margins."

Fabbricatore said the additional Bell Atlantic discount will be available to CTC this quarter.

"This commitment to Bell Atlantic in our new contract is consistent with CTC's Integrated Communication Network plans," said Fabbricatore.

In May, Bell Atlantic introduced a wholesale term and volume purchase plan for companies seeking to provide telecommunications services in the Bell Atlantic region. The contract with CTC brings the total number of lines wholesale providers have agreed to resell under the new plan to 425,000.

"For the past four years, we have intently focused on building a vigorous wholesale business and becoming a leading wholesale provider," said Jack Goldberg, president of Bell Atlantic Telecom Industry Services. "We are well on our way. This latest and largest resale contract underscores the growing interest in reselling Bell Atlantic's network and services.

"We look forward to working with CTC on this agreement and will continue our efforts to promote competition in the industry," said Goldberg.

About CTC Communications

CTC is a rapidly growing provider of integrated communications solutions to medium and larger-size business customers in the Northeast U.S. It provides an extensive array of voice and data services including local, long distance, frame relay, Internet access and other advanced data services. The company markets its services through its 263 member sales and service representatives located in 25 branch offices throughout Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York and Maryland. Company headquarters are in Waltham, Massachusetts and CTC can be found on the worldwide web at http://www.ctcnet.com.

About Bell Atlantic

Bell Atlantic is at the forefront of the new communications and information industry. With 43 million telephone access lines and nine million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 23 countries.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the CTC's most recent report on Form 10-K. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

INTERNET USERS: Bell Atlantic news releases, executive speeches, news media contacts and other useful information are available at Bell Atlantic's News Center on the World Wide Web (http://www.ba.com). To receive news releases by email, visit the News Center and register for personalized automatic delivery of Bell Atlantic news releases.

/CONTACT: John D. Pittenger of CTC Communications Corp., 781-466-1302, or pitt@ctcnet.com; or Maureen Flanagan of Bell Atlantic, 212-395-3519, or maureen.e.flanagan@bellatlantic.com/"

Reference is made to the exhibit filed herewith for all of the terms and conditions of the referenced agreement between CTC and Bell
Atlantic.

Item 7c.  Exhibits

10.1	Amendment to Resale Agreements dated as of July 1, 1999, between New
York Telephone Company, d/b/a Bell Atlantic - Connecticut and Bell
Atlantic - New York, respectively, New England Telephone and Telegraph Company, d/b/a Bell Atlantic - Maine, Bell Atlantic - Massachusetts,
Bell Atlantic - New Hampshire, Bell Atlantic - Rhode Island and Bell Atlantic - Vermont, respectively, Bell Atlantic - Delaware, Inc., Bell Atlantic - Maryland, Inc., Bell Atlantic - New Jersey, Inc., Bell-
Atlantic - Pennsylvania, Inc. and Bell Atlantic - Virginia, Inc.; and the Registrant.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CTC COMMUNICATIONS CORP.
                                         (Registrant)
                                  By: /s/ John D. Pittenger
                                         John D. Pittenger,
                                   Executive Vice President,
                                   Finance and Administration
July 9, 1999